EXHIBIT 10.22

                       AGREEMENT FOR FOOD SERVICES

This Agreement, made this 15th day of November, 1999, by and between PRICELINE.COM, 5 High Ridge Park, Stamford, CT 06905-1332 (hereinafter referred to as PRICELINE.COM) for the 800 Connecticut Avenue, Norwalk, CT 06856 location, and Host America Corporation, located at Two Broadway, Hamden, CT 06518 (hereinafter referred to as Host) for the provision of corporate food services.

                               Witnesseth

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

PRICELINE.COM hereby grants to Host, an independent contractor, the exclusive rights and privileges to provide nutritious quality food service in the cafeteria, special catered events, and Office Coffee Service, according to PRICELINE. COM's requirements and needs.

LOCATION OF EQUIPMENT: The location of other equipment necessitated by growth or building rearrangements by PRICELINE.COM will be accomplished by Host under conditions to be mutually agreed upon as the occasion arises. Host shall make no alterations in the Premises unless authorized by PRICELINE.COM in writing.

OWNERSHIP OF EQUIPMENT: It is understood that any equipment supplemental to the services that have been supplied by Host shall remain Host's property at all times. PRICELINE.COM will also take reasonable precautions to protect said machines and equipment from damage and will permit Host to remove them upon termination of this Agreement. PRICELINE.COM will furnish to Host, without charge, food preparation and cafeteria areas, and adequate sanitary toilet facilities, including dining room furniture and food storage areas, owned by PRICELINE.COM and to be used in connection with the food service. PRICELINE.COM will also furnish to Host an extension telephone, with appropriate connections for a computer modem.

MAINTENANCE AND EQUIPMENT: The division of responsibility between PRICELINE.COM and Host is hereafter provided.


PRICELINE.COM will be responsible for:
a) cleaning of the dining area floors, for the day-to-day cleaning of the dining area, and for the cleanliness of walls, ceilings, windows and light fixtures;
b)   removal of all trash and garbage;
c) furnishing exterminator services, semiannual cleaning of hoods, ducts and filters; and
d) furnishing maintenance services if and when equipped for the proper maintenance and repairs of said premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases where the


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       necessity for replacement is caused through the negligence of Host employees (in which case Host shall be fully responsible for such replacement.

As a cost of operation, Host will be responsible for:
a) keeping the serving line, kitchen, fixtures and manual food service equipment such as grills, stoves, fryer, ovens, refrigerators, freezers and like equipment in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities. All costs associated with such maintenance will be billed back, as part of direct cost of operation, in the amounts set forth on schedule A annexed to this Agreement and made a part hereof.
b) routine cleaning of the kitchen, prep areas, including windows and blinds, cold storage areas and counter areas,
c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.),
d)     purchasing of all food and supplies, and
e)     routine daily cleaning of the dining room tables and chairs.

MENUS: Host will post menus, complete with prices, and all menus will be nutritionally acceptable with reasonable daily variety. Host will cater special functions for PRICELINE.COM (not more than 15 people) upon at least two (2) hours advance notice. Host will cater special function for PRICELINE.COM (more than fifteen (15) people) as requested, at prices mutually agreed upon and upon at least 72 hours advance notice.

LICENSES AND PERMITS: Host shall obtain, as a cost of operation prior to commencing operations at PRICELINE. COM's premises, all necessary permits, licenses and other approvals required by law for its operation hereunder. Host expects to begin operation on Monday, November 15, 1999. PRICELINE.COM agrees to cooperate with Host and to execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.

UTILITIES: PRICELINE.COM shall, at its expense, provide Host with necessary and sufficient refrigeration, freezer space, heat, light, water, and electricity for the operations of manual services.

RECORDS: Host will at all times maintain an accurate record including a daily head count for lunch of all PRICELINE.COM employees and include it in their monthly reporting. Host will also keep inventories of all merchandise and sales in connection with the operation of the manual food service.
Host shall keep all such records on file for a period of three years, and Host shall give PRICELINE.COM and its agents the privilege, at any reasonable time, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes for which Host has the sole responsibility to collect, report and pay to the taxing authorities.

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INSURANCE:  During the term of this Agreement, Host will provide and maintain, with an insurance carrier licensed to do business in the State of Connecticut, not less than $2 Million worth of general liability, automobile and excess liability insurance. Host will also provide a $10 Million umbrella policy in excess of the $2 Million policy. PRICELINE.COM will be a named insured under each such policy and will receive not less than thirty (30) days notice of any termination or modification of such policies directly from the provider. Host will provide PRICELINE.COM with documentation evidencing its compliance (and continued compliance with this Section) upon request by PRICELINE.COM. Host will indemnify and hold PRICELINE.COM, its employees, guests, visitors and tenants, their employees, guests, visitors, customers or clients harmless from any and all loss, damage or liability arising directly or indirectly out of Host's operation under this Agreement, including operation of the equipment and acts of omission, or negligence of Host's employees, contractors or agents when engaged in operations under the Agreement.

BINDING EFFECT: This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors, assigns ands representatives.

PERSONNEL POLICIES: All food service employees will be on Host's payroll and shall be the employees of Host. All persons employed by Host at PRICELINE.COM's premises shall be in uniform at all times. Host employees shall comply with the rules and regulation at any time promulgated by PRICELINE.COM for the safe, orderly and efficient conduct of all activities being carried out while on PRICELINE.COM's premises. Host shall not retain at the premises any employee not acceptable to PRICELINE.COM for any reason. PRICELINE.COM will allow employees and agents of Host access to service areas and equipment at reasonable times. Host, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. Host's employment policies meet the requirements of the Fair Labor Act and all other regulations required by the United States Department of Labor. Host is an equal opportunity employer.

ACCOUNTING: HOST keeps records by accounting periods with each month ending on the last Friday of the month. Any statement rendered is due and payable within thirty (30) days after receipt. Accounts, which are more than forty-five (45) days in arrears, are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts.

FINANCIAL CONSIDERATIONS: PRICELINE.COM agrees to pay a sum to Host which shall equal the difference between the total monthly cost of operations and total monthly sales as specified in Schedule "A". PRICELINE.COM will be billed on a monthly basis. Any statement rendered is due and payable within thirty (30) days after receipt. PRICELINE.COM agrees to pay Host a set management fee of 3.5% monthly and an administrative expense of 5.2% of total sales. Accounts, which are more than forty-five

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(45) days in arrears, are subject to late charges.  Interest will be added at the rate of 1.5% per month on past due accounts.

ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between Host and PRICELINE.COM shall be agreed upon and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state, and local regulations. In the event the building or said premises, or any of them in which Host's equipment and machines are located, are partially or completely damages by fire, the public enemy, or any such riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of the Agreement.

CONFIDENTIAL INFORMATION: Certain proprietary materials including recipes, signage, surveys, management procedures, and similar information regularly used in Host's operations shall be confidential information. PRICELINE.COM will not disclose any confidential information, directly or indirectly, during or after the term of Agreement. PRICELINE.COM will not photocopy or otherwise duplicate any such materials without Host's written consent. All confidential information will remain Host's exclusive property and will be returned to Host immediately upon termination of this Agreement.

COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about Monday, November 15,1999, and shall remain in force for one-year periods until notice of terminated is herein provided. It shall thereafter renew itself automatically for one-year periods until either party gives notice of termination in writing by registered mail, at least ninety (90)
day prior to the termination.  PRICELINE.COM may terminate this   Agreement
for any material breach by Host of its obligations hereunder by providing written notice of termination to Host. (If such breach is not cured by Host within thirty (30) days from the date of such notice, this Agreement shall terminate upon the expiration of such thirty (30) day period.

Any notice to be given hereunder shall, if to Host, be sent to Geoffrey Ramsey, President, Host America Corporation, Two Broadway, Hamden, CT 06518-2697, by registered mail; and, if to PRICELINE.COM be sent to, Carmine Pasacreta, PRICELINE.COM, 800 Connecticut Avenue, Norwalk, CT 06856

ASSIGNMENT: This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without prior written consent of the other party hereto.

STATE LAW DEFINITION: The provisions of this Agreement shall be construed and enforced under the laws of the State of Connecticut.

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In witness whereof, the parties have executed this Agreement as of the date first above written.

ATTEST:                              Priceline.com



______________________               By   /s/  CARMINE PASECRETA
                                        --------------------------------
                                     Carmine Pasecreta



ATTEST:                              Host America Corporation


______________________               By  /s/  GEOFFREY RAMSEY
                                        --------------------------------
                                     Geoffrey Ramsey
                                     President









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